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                                                                      EXHIBIT 99

                           [THE BANC CORPORATION LOGO]

                              FOR IMMEDIATE RELEASE


     THE BANC CORPORATION NAMES C. STANLEY BAILEY CHIEF EXECUTIVE OFFICER; EXPERIENCED SENIOR MANAGEMENT TEAM TO JOIN COMPANY, ACQUIRE EQUITY STAKE


         BIRMINGHAM, Alabama, January 24, 2005 - The Banc Corporation (NASDAQ-NMS: TBNC) announced today that its Board of Directors has named C. Stanley Bailey as Chief Executive Officer and a director of the company. Bailey was most recently founder, chairman and chief executive officer of Superior Financial Corp., Little Rock, Arkansas, and was previously Vice Chairman and a director of AmSouth Bancorporation and Executive Vice President and Chief Financial Officer of Hancock Holding Company. A 34-year veteran of the banking industry, Bailey brings with him a team of executives who previously served as the management team at Superior: C. Marvin Scott, who will serve as President of The Banc Corporation and who also worked with Bailey at AmSouth and Hancock; Rick D. Gardner, who will become Chief Operating Officer; and Duane Bickings, who will serve as Chief Credit Officer. Collectively, this team represents over 100 years of banking experience. At Superior, Bailey and his team were responsible for the successful transformation of a $1.2 billion thrift into a $1.8 billion financial services company in five years, enhancing shareholder value by 148% from 1998 until Superior's sale to Arvest in 2003. As a reflection of their confidence in the future of The Banc Corporation, the new executives have purchased over 490,000 shares of The Banc Corporation's common stock at the current market price.

         James A. Taylor, founding Chairman and Chief Executive Officer of The Banc Corporation, will continue to serve as non-executive Chairman, and James A. Taylor, Jr. will continue to serve as a director of The Banc Corporation. Taylor and Taylor, Jr. currently own an aggregate of approximately 1.472 million shares of The Banc Corporation's common stock (including shares subject to vested stock options), and have entered into an agreement reflecting their intent not to sell any shares for at least one year.

         Bailey said, "I am delighted to return to Alabama to serve as Chief Executive Officer of The Banc Corporation, and to bring a great team of leaders with me. We believe that the time is ripe to take this organization to the next level and to build a first-class financial services operation from the nucleus that The Banc Corporation has established over the past seven years. As part of our commitment to building shareholder value, our new management team has made a

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significant personal investment, and we look forward to growing this organization for all of the shareholders." Bailey added, "I want to thank Jimmy Taylor and Jimmy Taylor, Jr. for their outstanding leadership and decisiveness in challenging times, and to commend them for their vision. I am pleased that they will continue to serve as directors and shareholders of The Banc Corporation, and look forward to their support of our efforts."

         "We believe that Stan Bailey and his team are what The Banc Corporation needs to continue to grow and expand," said James A. Taylor. "Our Board and I have focused intensely on establishing a critical mass and creating an organization that can be taken to the next level, and we believe that Stan and his management team can do just that. We are confident that Stan's strategic vision and broad expertise are a perfect fit for The Banc Corporation and its shareholders, customers and employees. We could not be more pleased that Stan and his team have chosen to join The Banc Corporation, and we look forward to doing whatever we can do to help them create value for our investors."

         The total new equity investment made by the new executives and other investors was over $7.5 million, representing approximately 4.9% of the company's common stock outstanding. As part of the management transition, the company will make certain payments to Taylor and Taylor, Jr. in satisfaction of obligations under their existing employment agreements. Those payments to Taylor reflect his agreement to forgo certain amounts provided for under his employment agreement and also to accept payments made in varying installments during 2005, 2006 and 2007 in lieu of payment in a lump sum. Total cash separation payments to Taylor and Taylor, Jr., net of tax effect, will aggregate approximately $6.1 million, and will be funded by the proceeds of the new equity investment. In connection with those payments, various non-cash expenses and other transaction costs unrelated to such separation payments, The Banc Corporation expects to recognize after-tax expenses of approximately $7.9 million in the first quarter of 2005.

         The Banc Corporation is a $1.42 billion community bank holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, a southeastern community bank. The Bank has a total of 26 branches with nineteen locations throughout the state of Alabama and seven locations along Florida's Eastern Panhandle.

         Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation, are necessarily estimates reflecting the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include general economic conditions, especially in the Southeast; the performance



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of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation. The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet at http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).

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FOR MORE INFORMATION CONTACT:

          Tom Jung, Executive Vice President, Telephone (205) 327-3547